ARGENTEX ANNOUNCES WITHDRAWAL OF FINANCING

Vancouver, BC, Canada – June 15, 2011 -- Argentex Mining Corporation ("Argentex" or the "Company") (TSX-V: ATX; OTCBB: AGXM) announces that, due to market conditions and additional capital received from the exercise of warrants, the brokered private placement announced on May 26, 2011 has been cancelled.

The capital received from recent warrant exercises has injected approximately $2 million, which should enable Argentex to continue with its 2011 business plan without raising additional capital at this time. The field drill program at Pinguino, which commenced in January 2011, was completed in early June, and totaled approximately 19,500 meters. Approximately 70% of results remain to be received from the lab and published.

Kenneth E. Hicks, President of Argentex, commented, “The 2011 silver and gold exploration program at Pinguino has been very successful. Our goal of expanding and defining new high-grade precious metal mineralization near surface was achieved and results to date have exceeded our expectations. We plan to publish additional results as they are received over the next two months. Concurrently, a large comprehensive geophysical program is ready for execution at Pinguino with the goal of defining multiple drill targets within the district-scale vein swarm.”

Argentex continues to work with an independent engineering group toward updating its 2009 National Instrument 43-101 compliant mineral resource estimate on the Pinguino property to include results from the 2010 and 2011 drill programs.

In addition, on June 13, 2011, one of the Company’s investors exercised a share purchase warrant pursuant to which it purchased 255,000 of the Company’s common shares at an exercise price of $0.65 per share for aggregate proceeds of $165,750.

On behalf of Argentex Mining Corporation:

"Ken E. Hicks"
President

For additional information please contact:

Peter A. Ball
Executive Vice President Corporate Development
Phone: 604-568-2496 or 1-888-227-5285
Email:peter@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements included in this Press Release include Argentex’s belief that additional funds received from warrant exercises should enable the Company to continue with its 2011 business plan without raising additional capital at this time, and its plan to publish additional results from the 2011 drill program as they are received over the next two months.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company's control. These risks and uncertainties include, among other things, market factors and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.